August 1, 2025

Yongcheng Yang
Chief Financial Officer
Enlightify Inc.
3rd floor, Borough A, Block A. No. 181, South Taibai Road
Xi   an, Shaanxi Province, PRC 710065

       Re: Enlightify Inc.
           Form 10-K for the Fiscal Year Ended June 30, 2024
           Filed October 15, 2024
           Form 10-K for the Fiscal Year Ended June 30, 2023
           Filed November 3, 2023
           File No. 001-34260
Dear Yongcheng Yang:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Industrial Applications and
                                                            Services
cc:   Robert Zepfel, Esq.